Exhibit 99.2

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[GRAPHIC]

Current Shareholders	Shares (Millions)%
John Antioco, Chairman of the Board	3.9	23%
Sergio Zyman, Board Member	.5	3%
CIC Limited Partners (Dallas based Equity Fund)	2.3	13.5%
Sub-Total	6.7	39.4%
Brad Honigfeld (individual investor)	2.1	12.4%
Sub-Total	8.8	51.8%
Public Markets	8.2	48.2%
Total Outstanding Shares	17.0	100.0%